SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SECOM GENERAL CORPORATION
               (Name of Registrant as Specified In Its Charter)

                       ____________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:
        _______________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:
        _______________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        _______________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:
        _______________________________________________________________________
    (5) Total fee paid:
        _______________________________________________________________________
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid: ________________________________________________
    2) Form, Schedule or Registration Statement No.: __________________________
    3) Filing Party: __________________________________________________________
    4) Date Filed: ____________________________________________________________

                                    NOTICE

                      [ Secom General Corporation Logo ]

                        ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 12, 1999

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Secom General Corporation ("Secom" or the "Company"), a Delaware corporation, will be held at 10:00 a.m., Eastern Standard Time, on Monday, April 12, 1999 at the Company's Uniflow offices, located at 46001 Grand River Avenue, Novi, Michigan 48374, to consider and act upon the following items of business:

1. To elect five directors to serve until the next annual Meeting of Shareholders and until their successors are duly elected.

2. To approve an amendment to the Certificate of Incorporation of the Company which would effect a reverse stock split at the rate of one new share for each five shares of currently outstanding Common Stock of the Company.

3. To ratify and approve the selection of Rehmann Robson, P.C. as independent auditors for the fiscal year ending September 30, 1999.

4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

      All of the above matters are more fully described in the accompanying Proxy Statement. Only record holders of Common Stock at the close of business on February 24, 1999 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. A list of all stockholders as of February 24, 1999 will be open for inspection at the Annual Meeting.

                                          By Order of the Board of Directors,

                                           /s/ Scott J. Konieczny

                                           SCOTT J. KONIECZNY
                                           Secretary

      All stockholders are invited to attend the Meeting. If you are unable to attend, please complete, date, sign and mail the enclosed Proxy Card promptly so that your shares may be represented at this Meeting and to ensure a quorum. No postage is required if mailed in the United States using the accompanying envelope. If you attend the Meeting, you may withdraw your Proxy and vote your shares. Proxies can also be revoked by submitting a new proxy with a later date or by delivering written instructions to the Secretary of Secom.

      When completing your Proxy Card, please sign your name as it appears printed. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. A Proxy executed by a corporation must be signed by an authorized officer.

Novi, Michigan
March 22, 1999

                                PROXY STATEMENT

                      [ Secom General Corporation Logo ]

                            SOLICITATION OF PROXIES

      The enclosed Proxy is solicited by the Board of Directors (the "Board") of the Company for purposes set forth in this Notice for Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting"). The solicitation is being made by mail and the Company may also use its officers and regular employees to solicit proxies from stockholders either in person or by telephone, facsimile or letter without additional compensation. The Company will pay the cost for solicitation of proxies, including preparation, assembly and mailing the proxy statement and proxy. Such costs normally include charges from brokers and other custodians, nominees and fiduciaries for the distribution of proxy materials to the beneficial owners of Common Stock.

      The Common Stock of the Company is the only outstanding class of voting securities. Each stockholder of record at the close of business on February 24, 1999 (the "record date") is entitled to vote at the Meeting. As of the close of business on the record date, there were 5,335,400 shares of Common Stock outstanding. Each share is entitled to one vote on each of the matters to come before the Meeting and is not entitled to cumulative voting rights. A majority of the outstanding shares of Common Stock will constitute a quorum for the Meeting.

      Proxies returned to the Company or its transfer agent, American Stock Transfer and Trust Company ("Transfer Agent"), and properly executed will be voted in accordance with stockholders' instructions. Stockholders specify their choices by appropriately marking the enclosed Proxy card. Brokers holding shares for the account of their clients may vote such shares either in the manner directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Properly executed proxies that are marked abstain or held in street name by brokers that are not voted on one or more proposals, if otherwise voted on at least one proposal ("broker non-votes"), will be included in the number of shares present at the Meeting for the purpose of determining whether a quorum exists for the conduct of business. Abstentions have the same effect as a vote against the proposal for which such abstention applies while broker non-votes are not treated as a vote for or a vote against any of the proposals to which such broker non-votes applies. Any Proxy which is timely signed and returned with no other markings will be voted in accordance with the recommendation of the Board of Directors. The Proxies also give the Board discretionary authority to vote the shares represented thereby on any matter which was not known as of the date of this Proxy Statement and is properly presented for action at the Meeting.

      The execution of a Proxy will in no way affect a stockholder's right to attend the Annual Meeting and vote in person. Stockholders have the right to revoke their Proxies prior to the Annual Meeting by giving notice to the Company's Secretary at the executive office of Secom. Stockholders may also revoke a previously submitted proxy at the Annual Meeting by giving notice to the Company's Secretary at the meeting.

      For convenience in voting your shares on the enclosed Proxy card, we have enclosed a postage-paid return envelope to the Company's Transfer Agent who will assist in tabulating the stockholder vote. Secom's mailing address is 46035 Grand River Avenue, Novi, Michigan 48374, its telephone number is
(248) 305-9410 and facsimile number is (248) 347-2829.

      The approximate mailing date of this Proxy Statement and related proxy materials is March 22, 1999.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information with respect to those persons who are known by management of the Company to have been a beneficial owner of more than five (5%) percent of the Company's outstanding Common stock as of the February 24, 1999 record date.

         Name and Address            Amount and Nature of
       of Beneficial Owner           Beneficial Ownership     Percent Owned(1)
       -------------------           --------------------     ----------------
Manubusiness Opportunities, Inc.
c/o 24417 Groesbeck Highway
Warren, Michigan 48089 ..............   1,630,428(1)              30.56%

Secom General Corporation 401(k) Plan
46035 Grand River Avenue
Novi, Michigan 48374 ................     517,057(2)               9.69%

John Cocke
46657 Arboretum
Plymouth, Michigan 48170 ............     410,730                   7.70%

---------
(1) Three Stockholders of Manubusiness Opportunities, Inc. ("MOI"), Gregory Adamczyk, Rocco Pollifrone and Richard Thompson, are Directors of Secom.

(2) Participants of the Company's 401(k) Plan can vote their pro rata portion of the shares owned by the Plan. Shares not voted by participants may be voted by the Plan's trustee, Scott Konieczny. Shares owned by the 401(k) Plan for the account of persons who are not officers or directors are not included in the shares as shown beneficially owned by all directors and officers as a group. Of the shares owned by the Company's 401(k) Plan, approximately 44,647 are owned for the account of officers and directors and are treated as being owned directly. See "Security Ownership of Management."


Security Ownership of Management

      The following table sets forth information with respect to the beneficial ownership of shares of the Company's Common Stock by the present Directors and Named Executive Officers of the Company.

                                    Number of Shares
                                      Beneficially
                                      Owned as of
        Name                       February 24, 1999(1)   Percent Owned(2)
        ----                       --------------------   ----------------
Robert A. Clemente .............     232,999(3)(4)           4.26%
Gregory Adamczyk ...............     321,194(3)(5)           6.02%
Rocco Pollifrone ...............     114,130(3)(6)           2.14%
Richard Thompson ...............     532,798(3)(7)           9.99%
Martin J. Eidemiller ...........      57,845(3)(8)           1.08%
Terry Hamilton .................         523                    *
Current Directors and Officers
  as a Group (totaling 6) ......   1,259,489(9)             22.90%
---------
* Less than 1% of the outstanding shares.

(1) To the best of the Company's knowledge based on information reported by the Directors or executive officers or contained in the Company's shareholder records. Each of the named persons is presumed to have sole voting and sole investment power with respect to all shares shown, except as otherwise indicated by additional information included in the footnotes to this table.

(2) For the purposes of this table, shares indicated as being beneficially owned include shares for which the person has the direct or indirect: (i) voting power, which includes the power to vote or to direct the voting, and/or (ii) investment power, which includes the power to dispose or to direct the disposition, of the shares of Common Stock indicated. Unless otherwise indicated, the beneficial owner has sole investment and voting power. Shares indicated as being beneficially owned also include shares not presently outstanding but which are subject to exercise within 60 days through options, warrants, rights or conversion privileges. For the purpose of computing the percentage of the outstanding shares beneficially owned by a stockholder, any shares issuable to such persons under stock options exercisable within 60 days are deemed to be outstanding securities of the class owned by the stockholder but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(3) A director of the Company. The address for all directors is c/o Secom General Corporation, 46035 Grand River Avenue, Novi, Michigan 48374.

(4) Includes (a) 135,000 shares which Mr. Clemente has the right to acquire within 60 days pursuant to the exercise of stock options, and (b) 31,556 shares which represents 49% of the 64,400 shares beneficially owned by Career Opportunities, a partnership of which Mr. Clemente is a general partner.

(5) Represents 19.7% of the 1,630,428 shares that are beneficially owned by MOI, as Mr. Adamczyk owns 19.7% of the Common Stock of MOI. See "Principal Stockholders -- Manubusiness Opportunities, Inc."

(6) Represents 7% of the 1,630,428 shares that are beneficially owned by MOI, as Mr. Pollifrone owns 7% of the Common Stock of MOI. See "Principal Stockholders -- Manubusiness Opportunities, Inc."

(7) Includes (a) 500,052 shares which represents 30.67% of the 1,630,428 shares that are beneficially owned by MOI, as Mr. Thompson owns 30.67% of the Common Stock of MOI, and (b) 32,844 shares which represents 51% of the 64,400 shares beneficially owned by Career Opportunities, a partnership of which the Orville K. Thompson Living Trust (the "Trust") is a partner and Mr. Thompson is a beneficiary of the Trust. Does not include 16,588 shares of Common Stock which are owned by Mr. Thompson's sister under the Michigan Uniform Gifts to Minors Act. Although Mr. Thompson is the custodian pursuant to such gift, he does not exercise the power to vote such shares and disclaims beneficial ownership of such shares. See "Principal Stockholders -- Manubusiness Opportunities, Inc."

(8) Includes 30,000 shares of Common Stock which Mr. Eidemiller has the right to acquire within 60 days pursuant to the exercise of stock options.

(9) Shares shown as beneficially owned by more than one Director or officer are included only once in the total.

                                  PROPOSAL 1

                            ELECTION OF DIRECTORS

      Five Directors will be elected to the Board at the Annual Meeting, each to hold office until the next Annual Meeting of Stockholders or until a successor is elected and qualified. Unless authority is withheld on the attached form of proxy card, all Proxies will be voted for the election of the nominees set forth below to serve as Directors. Under provisions of the Delaware General Corporation Law, the election of Secom's Directors requires a plurality of the votes represented in person or by proxy at the meeting.

      The five persons nominated have agreed to serve if elected. In the event that a nominee is unable to serve or will not serve as a Director and such fact is known by the Company at the Annual Meeting, then all Proxies may be voted by the Board at the Annual Meeting for any other person duly nominated for that open position.

      The Board recommends a vote "FOR" the election of Robert A. Clemente, Gregory Adamczyk, Rocco Pollifrone, Richard Thompson, and Martin Eidemiller as Directors of Secom.

      The following table sets forth certain information regarding management's nominees for election to the Board of Directors. All of the nominees are currently Directors of the Company.

      Name and Age                     Position and Principal Occupation
      ------------                     ---------------------------------
Robert A. Clemente, 45 ......   Director of the Company since December 1993 and
                                Chairman since December 1994. Mr. Clemente is an
                                attorney and certified public accountant and, since
                                January 1997, Of Counsel to the firm of Munro &
                                Munro, PC, Troy, Michigan where Mr. Clemente
                                practices law, specializing in corporate, commercial
                                and tax law. From December 1993 through May 1998, Mr.
                                Clemente was President and Chief Executive Officer of
                                the Company and from December 1993 to December 1996,
                                Mr. Clemente was Of Counsel to the law firm of Hardy,
                                Lewis and Page, PC, Birmingham, Michigan,

Gregory Adamczyk, 44 ........   Director of the Company since December 1993.
                                President and owner of Future Planning Corp. since
                                December 1980, Mr. Adamczyk is also Chairman,
                                Director and founder of Forward Planning Corp. Both
                                Future Planning Corp. and Forward Planning Corp. are
                                based in Livonia and specialize in manufacturing and
                                engineering consulting, primarily for automotive
                                factories.

Rocco Pollifrone, 42 ........   Director of the Company since December 1993. Mr.
                                Pollifrone is President and Chief Executive Officer
                                of Forward Planning Corp. and has been employed there
                                or with affiliated companies for over 10 years in
                                various management positions.

Richard Thompson, 29 ........   Director of the Company since December 1993. Mr.
                                Thompson has been the President of MST Steel Corp.,
                                based in Warren, MI., since 1998 and was Vice
                                President of MST Steel Corporation since 1991. MST
                                Steel Corp. is a steel service center that
                                warehouses, processes and sells flat-rolled steel,
                                primarily for the automotive industry.

Martin J. Eidemiller, 41 ....   Director of the Company since June 1998. Mr.
                                Eidemiller has been a member of the Company's
                                Operating Committee since June 1998 and a Vice
                                President of the Company since 1994. Mr. Eidemiller
                                has been engaged in various management positions with
                                the Company for over 10 years.

Certain Information Regarding the Nominees

      Robert Clemente, Director and Chairman of the Board, is the brother of Paul Clemente, who is a Vice President and a member of the Company's Operating Committee. There are no other family relationships among the Directors listed above or the Company's executive officers.

Directors' Committees and Meetings

      During the fiscal year ended September 30, 1998, the Board held six (6) meetings and all Directors attended those meetings. The Board has an Audit Committee and a Compensation and Remuneration Committee.

      The Audit Committee, which met four (4) times last year, is responsible for recommending to the Board of Directors the selection of the independent public accountants; approving the scope and nature of services provided by the independent public accountants; reviewing the results of the annual audit with the independent accountants; and evaluating their independence. The current members of the Audit Committee are Robert A. Clemente, Gregory Adamczyk and Rocco Pollifrone.

      The Compensation Committee, which held four (4) meetings last year, reviews the performance of and determines the salary levels and other compensation arrangements for the Company's executive officers. The current members of the Compensation Committee are Gregory Adamczyk and Rocco Pollifrone.

                                  PROPOSAL 2

           APPROVAL OF AN AMENDMENT TO CERTIFICATE OF INCORPORATION
            TO EFFECT A REVERSE STOCK SPLIT OF OUTSTANDING SHARES
                               OF COMMON STOCK

General Background

      Management is proposing to effect a reverse split of the Company's Common Stock (the "Reverse Stock Split"), pursuant to an amendment to the Company's Certificate of Incorporation. If approved by the stockholders, the exact ratio of the Reverse Stock Split will be one (1) new share of the Company's Common Stock ("New Common Stock") for every five (5) old shares of Common Stock presently outstanding ("Old Common Stock"). The Reverse Stock Split would be effective on April 14, 1999 (the "Effective Date").

Principal Effects of Reverse Stock Split

      The Company is currently authorized to issue 10,000,000 shares of Common Stock, of which 5,335,400 shares were issued and outstanding as of the record date. If consummated, the Reverse Stock Split would result in the conversion of five (5) shares of Old Common Stock into one (1) share of New Common Stock, leaving approximately 1,067,800 shares of New Common Stock outstanding (prior to any fractional share redemptions as described below). Other than as a result of any fractional share redemptions, the proposed Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company or the number of authorized shares. The relative rights and preferences attributable to a share of Common Stock will remain unchanged. For example, each new share will entitle the holder to: (1) one
(1) vote on matters submitted for stockholder vote; and (2) pro-rata participation in dividends and other distributions with respect to the Common Stock. Further, outstanding options to purchase shares of Common Stock of the Company would be correspondingly adjusted pursuant to the terms of such options.

      As a result of the Reverse Stock Split, certain stockholders will hold less than 100 shares. These stockholders may incur additional brokerage costs on the sale of their shares.

Background and Reasons for the Proposal

   NASDAQ Listing Requirements

      The Common Stock of the Company has been listed on the NASDAQ National Market System since January 7, 1992. The NASDAQ National Market System has certain minimum requirements for continued listing, including maintainence of a per share closing bid price of $1.00 and a market value of public float
(MVPF) greater than or equal to $5,000,000. Since its initial listing, the Company maintained compliance with all of the NASDAQ National Market System minimum listing requirements. However, in mid-August 1998, the price for the Company's Common Stock fell below the $1.00 minimum bid price per share and has not recovered. The lower minimum bid price coupled with the number of outstanding shares held by nonaffiliates caused the Company's MVPF to drop below the $5,000,000 minimum.

      On August 19, 1998, the Company received notification from NASDAQ giving the Company until November 17, 1998 to demonstrate compliance with the MVPF Rule. On September 16, 1998, the Company received a second notification from NASDAQ giving the Company until December 16, 1998 to demonstrate compliance with the minimum bid price requirement. Prior to the November 17, 1998 deadline, the Company requested a hearing for continued listing on the NASDAQ National Market despite failure to meet these requirements and a hearing was held on Thursday, January 21, 1999. At this hearing, the Company attempted to demonstrate its ability to regain compliance with continued listing requirements, as well as sustain long-term compliance.

      On March 12, 1999, the NASDAQ hearing panel issued a ruling allowing the Company to move to the NASDAQ Smallcap System subject to the Smallcap System minimum requirements for continued listing, including a $1.00 minimum bid price and MVPF greater or equal to $1,000,000. While the Company currently satisfies the $1,000,000 MVPF requirement, it fails to satisfy the $1.00 minimum bid price requirement. By effectuating the Reverse Stock Split, the Company expects that it would increase its per share price in order to bring itself into compliance with the minimum bid price requirement of the NASDAQ Smallcap System.

      Of course, there can be no assurance that the increased market price of the Common Stock after the Reverse Stock Split will be sustained or that the Company will remain in compliance with NASDAQ's other requirements for continued listing on the Smallcap system.

      If the Company's stock is delisted from the NASDAQ National Market System and fails to qualify for the NASDAQ Smallcap System, it would continue to be traded over the counter. In general, however, delisting would cause the Company's stock to be less attractive to many investors.

   Other Considerations

      Management believes that a low per-share market price of the Common Stock makes the Company's shares unattractive to the financial community and the investing public. In addition, management believes that a low per-share price creates a negative impression of the Company and reduces the effective marketability of the Company's shares. Moreover, the policies and practices of many brokerage houses discourage brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make handling of lower-priced stocks economically unattractive to brokers. Also, the structure of trading commissions tends to have an adverse impact upon holders of lower-priced stock because the brokerage commission payable on its sale generally represents a higher percentage of the sales price than that of a higher-priced stock.

      Although full assurance cannot be given, management is hopeful that the increase in the market price of the Company's stock as a result of the Reverse Stock Split will allow the Company to qualify for continued listing on the NASDAQ Smallcap System and sustain or increase investor interest.

      The Company has no present intention to issue any additional shares, other than pursuant to the exercise of existing stock options.

Execution and Consequences of Reverse Stock Split

   Exchange of Stock Certificates

      As soon as practicable after the Effective Date, stockholders will be notified and requested to surrender their certificates of Old Common Stock for certificates representing the corresponding number of shares of the New Common Stock after the Reverse Stock Split. The notice will provide instructions as to the procedures to forward certificates, and each record holder will also be sent a Letter of Transmittal which should be completed and returned with the certificate(s) for Old Common Stock. Certificates for the New Common Stock will be issued promptly thereafter. Until so surrendered, each certificate representing shares of Old Common Stock will be deemed for all corporate purposes after the Effective Date to evidence ownership of the New Common Stock in the appropriately reduced number. The Company has appointed the Transfer Agent to act for stockholders in effecting the exchange of their certificates.

   Payment for Fractional Shares

      No fractional shares will be issued in connection with the Reverse Stock Split. Instead, stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Old Common Stock not evenly divisible by the Split Factor will be entitled to receive a cash payment in lieu thereof at a price equal to the fair market value of the stock as determined by the Board on the Effective Date of the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive payment therefor as described herein.

      Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where funds will be deposited, sums due hereunder that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or its Transfer Agent, as the case may be, concerning ownership of such funds within the time permitted in such jurisdictions. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they are paid.

   Certain Federal Income Tax Consequences

      The following description of federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information purposes only and does not address all the tax consequences that may be relevant to a particular stockholder (such as non-resident aliens, broker- dealers or insurance companies). Furthermore, no foreign, state or local tax consequences are discussed herein.

      THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED BELOW DEPEND UPON EACH STOCKHOLDER'S PARTICULAR TAX STATUS, AND THE INCOME TAX LAWS, RULES, REGULATIONS AND DECISIONS WHICH MAY BE SUBJECT TO PROSPECTIVE OR RETROACTIVE CHANGE. THE DISCUSSION BELOW IS NOT INTENDED AS LEGAL ADVICE. RATHER, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX COUNSEL OR ADVISOR FOR A COMPLETE UNDERSTANDING OF TAX CONSEQUENCES APPLICABLE TO HIM OR HER.

      Generally, the Reverse Stock Split will not result in recognition of gain or loss (except in the case of cash received for fractional shares as described above). Stockholders will receive a carry-over tax basis -- the tax basis of the new shares will be the same as the currently outstanding shares (reduced by the tax basis allocable to the receipt of cash, if any, in lieu of fractional shares). Further, the holding period of the shares of post-split stock will generally include the stockholders' holding period for the currently outstanding shares.

      A stockholder who receives cash in lieu of fractional shares will be treated as if the Company had issued shares to him or her and then immediately redeemed them for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the tax basis of such stockholder's pre-split stock allocable to such redeemed shares, had such redeemed shares actually been issued. Such gain or loss will be capital in nature (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period for his or her stock exceeds 12 months.

Vote Required

      Approval of the Reverse Stock Split and adoption of the amendments to the Certificate of Incorporation require the affirmative vote of a majority of the shares of the Company's Common Stock present in person or by proxy at the stockholder meeting and entitled to vote on this subject matter. Abstention and broker non-votes will be counted as votes against adoption of the proposed amendments to the Certificate of Incorporation. The Company's Officers and Directors intend to vote their shares in favor of the Reverse Stock Split. The Board of Directors unanimously recommends that stockholders vote FOR Proposal 2.

                                  PROPOSAL 3

              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      On November 23, 1998, the Company dismissed Deloitte & Touche LLP and appointed the accounting firm of Rehmann Robson P.C. as independent accountants for fiscal 1998 to replace Deloitte & Touche LLP effective with such appointment. The Board of Directors approved the selection of Rehmann Robson P.C. as new independent accountants upon the recommendation of the Audit Committee and Rehman Robson P.C. audited the Company's consolidated financial statements for the fiscal year ending September 30, 1998.

      The Board of Directors has selected Rehman Robson P.C. as the Company's independent auditors for the fiscal year ending September 30, 1999. The Board of Directors has directed that management submit the selection of independent auditors for the fiscal year ending September 30, 1999 for ratification by the stockholders at the Annual Meeting. Representatives of Rehman Robson P.C. are expected to be present at the 1999 Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and will expect to respond to appropriate questions.

      With respect to the dismissal of Deloitte & Touche LLP, during the two most recent fiscal years and interim periods subsequent to the Company's fiscal year end of September 30, 1998, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable events. Deloitte & Touche LLP's report on the consolidated financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                               EXECUTIVE OFFICERS

      The executive officers shown below currently serve in the capacities indicated. Each executive officer holds his position until his successor is appointed or his death, resignation or removal by the Board.

         Name                 Age       Positions with the Company
         ----                 ---       --------------------------
Robert A. Clemente ........   45   Chairman of the Board since 1994 and
                                   Director since 1993
Martin J. Eidemiller ......   41   Vice President since 1994, Member of the
                                   Operating Committee and Director since
                                   June 1998
Paul D. Clemente ..........   35   Vice President since 1997 and Member of
                                   the Operating Committee since June 1998
Terry L. Hamilton .........   51   President of Uniflow since 1997 and Member
                                   of the Operating Committee since June
                                   1998.
Scott J. Konieczny ........   34   Secretary and Treasurer since June 1998

      In June 1998, Robert Clemente relinquished his position as president and chief executive officer of the Company. The Company's board of directors appointed Martin Eidemiller, Paul Clemente and Terry Hamilton to an operating committee which, since June, has fulfilled the duties of the Company's president.

                            EXECUTIVE COMPENSATION

Summary of Compensation

      The following summary compensation table sets forth information concerning cash and non-cash compensation for services in all capacities awarded to, earned by or paid during the last three fiscal years to the Company's Chief Executive Officer and officers whose cash compensation exceeded One Hundred Thousand ($100,000) Dollars in any such fiscal year.

                           Summary Compensation Table

                                                                           Long-Term
                                                                         Compensation
                                Annual Compensation                         Awards
                              ------------------------        Other       Securities
Name and Principal Position                                  Annual       Underlying       All Other
        Compensation          Year    Salary     Bonus    Compensation       Bonus        Options (#)
---------------------------   ----    ------     -----    ------------   ------------     -----------
Robert A. Clemente
  Chairman of the Board       1998   $150,000        __            __         __             __
                              1997    150,000        __            __         __             __
                              1996    150,000        __            __         __             __
Martin J. Eidemiller
  Vice President              1998   $117,500   $25,000     $15,000(1)        __             __
  and Member of the           1997    110,000    20,000            __         __             __
  Operating Committee         1996    107,501    30,000            __         __             __
Terry Hamilton
  President -- Uniflow        1998   $100,000        __            __         __             __
  Corporation and Member
  of the Operating
  Committee

----------------
(1) Paid in consideration of Mr. Eidemiller executing a noncompetition agreement with the Company.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
   Valued

      The following table provides information on option exercises in fiscal 1998 by the Named Executive Officers and the value of such officers' unexercised options at September 30, 1998.

                                                                  Number of Securities         Value of Unexercised
                                                                Underlying Unexercised         in the Money Options
                                      Shares                 Options at Fiscal Year End(#)     at Fiscal Year End($)
                                     Acquired      Value     ----------------------------   --------------------------
        Name                       On Exercise   Realized    Exercisable    Unexercisable   Exercisable  Unexercisable
        ----                       -----------   --------    -----------    -------------   -----------  -------------
Robert A. Clemente .............        --          --         135,000         90,000            --          --
Martin J. Eidemiller ...........        --          --          30,000         20,000            --          --
Terry Hamilton .................        --          --              --             --            --          --


Compensation Pursuant to Stock Options

      During fiscal 1998, no options were awarded to any of the Company's Named Executive Officers. As of February 24, 1999, 175,000 options were outstanding to the Company's Named Executive Officers.

1991 Non-qualified Stock Option Plan

      On August 1, 1991, Secom's Board adopted a non-qualified stock option plan (the "1991 Plan"). The 1991 Plan authorizes the Board to grant stock options for a maximum total of 400,000 shares of Common Stock to those employees of Secom and its subsidiaries, including officers and directors, who have performed well in their capacities and who have potential for assuming higher levels of responsibility with Secom. The 1991 Plan is administered by the Board, which determines the persons who are to receive options and the terms of the options granted under the 1991 Plan. The option price of all options granted under the 1991 Plan shall not be less than the fair market value of the Common Stock at the date of grant. Under the 1991 Plan, options may be granted only during the recipient's employment, and must be exercised within a period fixed by the Board, which may not exceed ten (10) years from the date of grant unless earlier terminated as a result of the termination of the recipient's employment. However, if the recipient's employment is terminated as a result of death, total and permanent disability, retirement after age 65 or other reasons approved by the Board, those options may be exercised for specified periods up to twelve (12) months after that termination. Options granted under the 1991 Plan may not be transferred except by reason of death. The 1991 Plan provides that the Board may establish a vesting schedule with respect to any options granted under the 1991 Plan which would limit the exercisability of those options and/or the sale or transfer of any shares purchased upon exercise of those options.

      As of February 24, 1999, stock options for 171,000 shares were outstanding to employees, including certain officers, pursuant to the 1991 Plan. During fiscal 1998, options to purchase shares of Common Stock were not awarded to any of the Company's Named Executive Officers.

Compensation of Directors

      The Directors of the Company do not receive compensation for attending Board Meetings or for being Board Members. During fiscal 1998, the Board of Directors authorized payment of $24,600 to Gregory Adamczyk, a Director of the Company, in consideration of services he performed in completing certain special projects. These fees were paid subsequent to September 30, 1998.

Board Compensation Committee Report on Executive Compensation

      The Compensation Committee (the "Committee") was established as a standing committee of the Board in August 1992. Its purpose is to annually fix the salaries of the Chief Executive Officer and other Executive Officers of the Company, determine periodic bonuses and stock options for such executives, and administers other programs that would provide compensation to such executives. Rocco Pollifrone and Gregory Adamczyk were appointed to the Compensation Committee in March 1998.

General

      It is the philosophy of the Committee to ensure that executive compensation is directly linked to continuous improvement in the Company's financial performance and stockholder value. The following objectives represent the underlying principles which support all compensation decisions:

* Allow the Company to attract and retain quality professional talent among its executive officer group by establishing executive compensation that is competitive within its industry peer group.

* Integrate compensation practices that promote the successful execution of the Company's long-term plans and goals.

* Encourage Company stock ownership by its executive officers and enhance stockholder value through periodic stock option awards or other stock-based compensation arrangements.

      Executive compensation is reviewed on an annual basis by the Committee in conjunction with an analysis of each individual's performance. In addition, corporate performance is evaluated in a manner to ensure that compensation levels support the continued focus on increasing profitability and stockholder value. Conversely, in periods when corporate performance goals are not achieved, the Committee may decrease the level of overall individual compensation.

      The Committee also reviews independent compensation survey information from national and regional organizations that report compensation practices and salary levels for various executive positions at comparably sized companies that operate in similar lines of businesses of the Company.

Salaries and Bonuses

      The Committee's policy is to determine salaries and to award discretionary bonuses to key employees each year based on their individual performance and the overall performance of the Company during the immediately preceding year. The Committee's review of individual performance of an executive is largely a subjective test; the Committee considers the potential of the individual executive and the executive's performance in his or her position. In addition, the Committee consults with financial and other professionals who have experience with respect to the compensation levels of various executives at comparably sized companies that operate in similar lines of business as the Company. These professionals also utilize relevant independent compensation surveys for executive positions at comparably sized companies. Salaries for the Company's executives generally fall near the mean of salaries for similarly-situated companies.

      The Compensation Committee generally uses different criteria in determining each of the three components of an executive's compensation; base salary, options and bonuses. To determine the base salary, the Compensation Committee reviews the executive's past performance and prospects for future performance and establishes a fair and equitable base salary. The Compensation Committee rewards long-term performance through the granting of stock options. The Committee believes that the issuance of stock options provides an incentive to executives to increase the overall long-term financial performance of the Company. Cash bonuses are used to reward the short-term accomplishments of specific executives for favorable performance of the business units under their management. In granting bonuses, the Compensation Committee reviews recommendations from management, the executive's current base salary and the overall financial condition of the Company.

Stock Options

      The Committee utilizes the 1991 Plan as a long term stock incentive plan to compensate executives based on the Company's long term growth. Since the option price on options granted under the 1991 Plan can not be less than the fair market value on the date of the grant, the Committee believes that this provides the Company's executives with the incentive to increase the Company's earnings and increase stockholder value.

Fiscal 1998 Compensation Concerning Chief Executive Officer

      In May 1998, Mr. Clemente relinquished his position as Chief Executive Officer and the Board appointed an Operating Committee comprised of Martin Eidemiller, Terry Hamilton and Paul Clemente to fulfill the role of CEO. As CEO through May 1998, Mr. Clemente's base salary remained at $150,000 and he was not paid a bonus or paid any other compensation as CEO during fiscal 1998. The Compensation Committee concluded that Mr. Clemente's salary represented a low base salary for similar industry positions and, therefore did not make any changes to it. Given the Company's performance Messrs. Eidemiller and Hamilton remained at their current compensation level after becoming members of the Operating Committee while Paul Clemente's compensation was increased to an annual rate of $100,000 in recognition of his increased responsibilities as a member of the Operating Committee.

Compensation Committee Interlocks and Insider Participation

      Both members of the Compensation Committee are Directors. There were no interlocks of executive officers or Board Members of the Compensation or equivalent Committee of another entity, which has any executive officers serving on the Compensation Committee of the Company. No executive officer of the Company serves as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Company. See also "Item 13 -- Certain Relationships and Related Transactions" herein.

      Presented by: The Compensation Committee of the Board of Directors
                    Gregory Adamczyk
                    Rocco Pollifrone

Company Performance

      The following graph depicts a five (5) year comparison of cumulative total returns, assuming $100 was invested on September 30, 1993 in (a) Secom's Common Stock; (b) the NASDAQ Stock Market -- U.S. (as a broad equity market index) and (c) the NASDAQ non-financial index (as a peer group index utilizing a published industry index).

                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                       AMONG SECOM GENERAL CORPORATION,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ NON-FINANCIAL INDEX



                             [PERFORMANCE GRAPH]


                                                 Cumulative Total Return
                                    -------------------------------------------------
                                    9/93     9/94     9/95     9/96     9/97     9/98
                                    ----     ----     ----     ----     ----     ----
Secom General Corporation ......   100.00    96.00   100.00    88.00    75.00    13.00
NASDAQ Stock Market (U.S.) .....   100.00   100.83   139.28   165.24   226.81   231.84
NASDAQ Non-financial ...........   100.00    99.44   138.60   161.82   217.34   220.01

---------
* $100 invested on 9/30/93 in stock or index -- including reinvestment of dividends. Fiscal year ending September 30.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Since January 1997, Robert Clemente has served in an "Of Counsel" capacity to the law firm of Munro & Munro, PC. During fiscal 1998, Munro & Munro was retained by the Company for professional legal services required in the normal course of business. During fiscal 1998 the Company paid Munro & Munro $84,000 in legal fees and expenses. Mr. Clemente does not receive any portion of the fees paid by the Company to Munro & Munro. In addition during 1998, Mr. Clemente provided legal services to MST Steel Corp., which is owned by Director Richard Thompson, and to Future Planning Corp., and Forward Planning Corp., whose principal owners and officers are Directors Gregory Adamczyk and Rocco Pollifrone.

                                OTHER MATTERS

      As of the date of this Proxy Statement, the Board knows of no other matters which may properly be, or are likely to be, brought before the meeting. However, if any matters are properly brought before the meeting, the persons named in the enclosed Proxy will vote the shares subject to Proxy as the Board of Directors may recommend.

      The Annual Meeting presentation will include an address by the Chairman Robert A. Clemente. A general discussion period will follow, at which time stockholders will have an opportunity to ask questions about the Company's business and operations.

Proposals for 2000 Annual Meeting

      If a stockholder desires to submit a proposal for consideration at the next Annual Stockholders Meeting and would like to have the proposal submitted on Secom's proxy statement and form of proxy, such written proposal must be received by Secom no later than October 22, 1999 or 120 days before mailing of the Proxy Statement for the next Annual Stockholders meeting, whichever is later. The Company anticipates that it will hold its next Annual Stockholder Meeting in April, 2000.

Annual Report and Form 10-K

      All Stockholders of record on February 24, 1999 have been sent, or are concurrently being sent, a copy of the Company's 1998 Annual Report to Stockholders, which contains audited consolidated financial statements for the fiscal years ended September 30, 1998, 1997 and 1996.

      A copy of Secom's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 that was filed with the Securities and Exchange Commission may be obtained without charge (except for exhibits to that Form 10-K, which will be furnished upon payment of Secom's reasonable expenses in furnishing those exhibits). To obtain a copy of the 1998 Form 10-K, please send a written request to Secom General Corporation, Investor Relations, 46035 Grand River Avenue, Novi, Michigan 48374.

                                          By Order of the Board of Directors,

                                           /s/ Scott J. Koniezny

                                          SCOTT J. KONIECZNY
                                          Secretary

Novi, Michigan
March 22, 1999

[PROXY CARD -- FRONT]

                           SECOM GENERAL CORPORATION
                  PROXY CARD FOR ANNUAL MEETING APRIL 12, 1999

The undersigned hereby appoints Robert A. Clemente and Scott J. Konieczny or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Secom General Corporation, a Delaware corporation (the "Company"), to be held at the Company's Uniflow offices, located at 46001 Grand River Avenue, Novi, Michigan 48374, at 10:00 a.m. local time on Monday, April 12, 1999, and at any adjournment or adjournments thereof, and to vote all shares of stock of the Company standing in the name of the undersigned, with all of the powers the undersigned would possess if personally present at such meeting.

1. Election of Directors [ ] FOR [ ] WITHHELD Nominees: Robert A. Clemente, Gregory Adamczyk, Rocco Pollifrone, Richard Thompson and Martin J. Eidemiller For all of the above, except vote withheld for the following nominee(s):

   ---------------------------------------------

2. To approve an amendment to the Certificate of Incorporation of the Company which would effect a reverse stock split at the rate of one new share for each five shares of currently outstanding Common Stock of the Company.
                 [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

3. To ratify and approve the selection of Rehmann Robson P.C. as independent auditors for the fiscal year ending September 30, 1999.
                 [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

4. Such other business as may properly come before the meeting or any adjournment thereof.

                               (See reverse side)


[PROXY CARD BACK]

         MANAGEMENT   AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE
                      APPROVAL OF THE FOREGOING PROPOSALS.

This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this Proxy will be voted for the above Proposals.

                                Date: ______________________________

                                      ______________________________
                                               Signature

                                      ______________________________
                                               Signature

                                      NOTE: Please sign exactly as
                                      your name appears hereon.
                                      Joint owners should each sign.
                                      When signing as attorney,
                                      executor, administrator,
                                      trustee or guardian, please
                                      give full title as such.